CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Closing of Follow-On Public Offering

New York, New York, January 29, 2013 – American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: ARCP) announced today the closing of its previously announced underwritten public follow-on offering of 2,070,000 shares of ARCP common stock at $13.47 per share to the public. The 2,070,000 shares sold include the exercise in full by the underwriters of their over-allotment option to purchase 270,000 shares. As a result, the Company received total net proceeds of approximately $26.5 million, after deducting underwriting discounts, commissions and estimated expenses. The Company intends to use the proceeds from the offering to purchase pipeline properties and for other general corporate purposes.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), acted as sole bookrunning manager for the offering. Aegis Capital Corp., Maxim Group LLC and National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (OTCBB: NHLD), served as co-managers of the offering.

A registration statement related to the securities was declared effective by the Securities and Exchange Commission. The offering of ARCP’s common stock was made only by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov, or by contacting Ladenburg Thalmann & Co. Inc. at 520 Madison Avenue, Ninth Floor, New York, New York 10022, or by telephone at (212) 409-2000.

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on its website at www.americanrealtycapitalproperties.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.